Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Michael P. Gavin
President and Chief Executive Officer
(410) 529-7400

MADISON BANCORP, INC.

TO DEREGISTER COMMON STOCK

February 27, 2014, Baltimore, Maryland — Madison Bancorp, Inc., (the “Company”) (OTCBB: MDSN), the holding company for Madison Square Federal Savings Bank, announced today that it plans to deregister its common stock and suspend its reporting obligations with the Securities and Exchange Commission (the “SEC”).

The Company is taking this action to reduce the legal, accounting and administrative costs associated with being an SEC reporting company. Michael P. Gavin, President and Chief Executive Officer, said “The decision by the Board of Directors to deregister was made after careful consideration of the advantages and disadvantages of being a public reporting company and the high costs and demands on management’s time arising from compliance with our ongoing SEC reporting requirements.”

After the deregistration becomes effective, the Company will no longer be required to file reports and forms with the SEC, including Forms 10-K, Forms 10-Q and Forms 8-K. The Company and the Bank will continue to provide financial reports to the Federal Reserve Bank and the Office of the Comptroller of the Currency.

The Company anticipates that its common stock will continue to be quoted on the OTC Bulletin Board after deregistration with the SEC to the extent market makers continue to make a market in its shares. No guarantee, however, can be made that a trading market in the Company’s common stock through any over-the-counter market will be maintained.

Company Information

Madison Bancorp, Inc. is the holding company for Madison Square Federal Savings Bank, which operates four full service branch offices located in Perry Hall, Fallston, Bel Air and Baltimore City, Maryland.

Forward-Looking Statement

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Company’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company’s actual results, see the Company’s Annual Report in Form 10-K for the year ended March 31, 2013, including the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Company does not assume any duty and does not undertake to update its forward-looking statements.